Exhibit 5.1

Tulchinsky Stern Marciano Cohen Levitski & Co.
LAW OFFICES
www.tslaw.co.il
03-6075050 . • 03-6075000 . • 6423806 • 4 •
Museum Tower • 4 Berkowitz St. • Tel Aviv 6423806 • Tel. (972) 3-6075000 • Fax. (972) 3-6075050
02-6513133 . • 02-6511919 . • 9214915 • 38
38 Keren Hayesod Street • Jerusalem 9214915 • Tel. (972) 2-6511919 • Fax. (972) 2-6513133
Menachem Tulchinsky, Adv. Dori Eyal, Adv.
Doron Stern, Adv. Avital Mandel Hara, Adv.
Amir Levitski, Adv. Uri Nesher, Adv.
David Cohen, Adv. Amit Hirsch, Adv.
Isaac Marciano, Adv. (C.P.A.) Tamar Nesher, Adv.
Yossi Ratnovsky, Adv. (C.P.A.) Ilan Sapir, Adv.
Alon Tabak Aviram, Adv. * Aviad Avergil, Adv.
Daniel Chinn, Adv. Naama Horn, Adv.
Baruch Perl, Adv. Elad Mirvis, Adv.
Glenn (Gershon) Shalom Winter, Adv.* Avital Sela, Adv.
Uriel Barak, Adv.* Lior Etgar, Adv.
Asaf Ben-Zeev, Adv. Ariel Shanon, Adv.
Assaf Benmelech, Adv. Itamar Shahar, Adv.
Michal Markovitz Blachar, Adv. Benjamin Bekkerman, Adv.
Ofer Dolinsky, Adv. Itamar Shoham, Adv.
Dafna Achiam Tal, Adv. Hila Nadir, Adv.
Alon Karniel, Adv. Tal Levy, Adv.
Ayelet Broditzky, Adv. Ohad Gamliel, Adv.
Hadas Poraz, Adv. Yair Eliash, Adv.
Liat Sass, Adv. Ofer Ben Dayan, Adv.
Lana Tavor, Adv. Mayan Miller, Adv.
Alon Fiul, Adv. Aaron Shaw, Adv.
Galia Suesskind-Spiegel, Adv. Rinat Brendel, Adv.
Shimrit Lifshitz Shachal, Adv. Mati Rosenbaum, Adv.
Efrat Shuster, Adv.
*Member of the N.Y. Bar Association
November 9, 2015
Orbotech Ltd.
7 Sanhedrin Boulevard
North Industrial Zone
Yavne, Israel 8110101
Ladies and Gentlemen,
We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Orbotech Ltd., a company organized under the laws of the State of Israel (the “Company”), with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Act”), relating to the registration of 6,000,000 Ordinary Shares of the Company of NIS 0.14 nominal (par) value each (the “Shares”), which may be issuable pursuant to the Orbotech Ltd. 2015 Equity-Based Incentive Plan (the “Plan”).
As Israeli counsel to the Company in connection with the registering of the Shares pursuant to the Registration Statement, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, consents, resolutions, minutes and other documents provided to us by the Company as we have deemed necessary or appropriate in order to enable us to express the opinions hereinafter set forth.

Tulchinsky Stern Marciano Cohen Levitski & Co.
Insofar as the opinions expressed herein involve factual matters, we have relied exclusively (without independent factual investigation or verification) upon certificates of, and other communications with, officers and employees of the Company and upon certificates of public officials.
In making the examination described above, we have assumed the genuineness of all signatures, the capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such documents and the legal capacity and due authenticity of all persons executing such documents. We have assumed the same to have been properly given and to be accurate, we have assumed the truth of all facts communicated to us by the Company, and we have assumed that all consents, resolutions and minutes of meetings of the Company’s board of directors, of committees thereof and of the shareholders which have been provided to us are true and accurate and have been properly prepared in accordance with the Company’s incorporation documents and all applicable laws.
Based upon the foregoing and in reliance thereon, we are of the opinion that, when, and if, issued and paid for (or deemed paid for) in accordance with the terms and conditions of the respective awards and the Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable.
The opinions expressed herein are limited to matters governed by the laws of the State of Israel, and we express no opinion with respect to the laws of any other country, state or jurisdiction or with respect to any matter governed by such laws. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, to any other matters. This opinion shall be governed by the laws of the State of Israel.
The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of any such changes. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise.
The opinions expressed herein represent the judgment of this law firm as to the legal matters addressed herein but they are not guarantees or warranties as to how a court may rule on such matters and should not be construed as such.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.
Yours sincerely,
Tulchinsky Stern Marciano Cohen Levitski & Co.,
Law Offices